consent of Independent Certified Public Accountants


We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-78412 and
333-4540) pertaining to the McWhorter Technologies, Inc. 1994 Stock Incentive Plan, McWhorter
Technologies, Inc. Employee 401(k) Savings Plan,
McWhorter Technologies, Inc. 1996 Incentive Stock Plan and McWhorter Technologies, Inc. 1996 Nonemployee
Director Stock Option and Award Plan of our report dated July 24, 1997, with respect to the consolidated financial statements of Syntech S.p.A. and Subsidiaries for the year ended December 31, 1996, included in Amendment No. 1 to Current Report (Form 8-
K/A) of McWhorter Technologies, Inc. dated October 7,
1997, filed with the Securities and Exchange
Commission.



Milan, Italy
October 7, 1997

                        /s/ Reconta Ernst & Young S.p.A.
                        Reconta Ernst & Young S.p.A.